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                                                                    EXHIBIT 12.1

                          PENNZOIL-QUAKER STATE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                   1995        1996          1997        1998         1999
                                                ---------    ---------    ---------    ---------    ---------
Income from continuing operations
     before equity income from partnerships     $ (46,772)   $   4,980    $  (4,948)   $ (78,755)   $(347,464)
Distribution of income from partnerships               --           --        4,359       32,888       26,533
Amortization of capitalized interest                  337          575        1,292        1,904        1,510
Income tax provision                              (24,043)      (1,103)       6,245      (38,338)    (194,447)
Interest charges                                   79,632       73,468       80,167       90,552      111,786
                                                ---------    ---------    ---------    ---------    ---------
Income before income tax provision
     and interest charges                       $   9,154    $  77,920    $  87,115    $   8,251    $(402,082)
                                                =========    =========    =========    =========    =========
Fixed charges                                   $  82,677    $  83,571    $  87,608    $  90,807    $ 111,786
                                                =========    =========    =========    =========    =========
Amount by which fixed charges exceed earnings   $  73,523    $   5,651    $     493    $  82,556    $ 513,868
                                                =========    =========    =========    =========    =========

                                     DETAIL OF INTEREST AND FIXED CHARGES


Interest charges per Consolidated Statement
  of Income which includes amortization of
  debt discount, expense and premium            $  63,861    $  65,174    $  69,221    $  70,198    $  80,588
Add:  portion of rental expense
  representative of interest factor (1)            18,816       18,397       18,387       20,609       31,198
                                                ---------    ---------    ---------    ---------    ---------
  Total fixed charges                           $  82,677    $  83,571    $  87,608    $  90,807    $ 111,786
Less:  interest capitalized per Consolidated
  Statement of Income                               3,045       10,103        7,441          255           --
                                                ---------    ---------    ---------    ---------    ---------
  Total interest charges                        $  79,632    $  73,468    $  80,167    $  90,552    $ 111,786
                                                =========    =========    =========    =========    =========

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(1) Interest factor based on management's estimates and approximates one-third of rental expense.